EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Raymond A. Low
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Fourth Quarter and Fiscal 2011 Financial Results

●	FY 2011 Net Revenues: $104.1 million

●	FY 2011 GAAP Gross Margin: 43.0 percent

●	FY 2011 GAAP Net Income: $20.3 million; $0.61 per share (diluted)

FREMONT, Calif., Feb. 23, 2012 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the fourth quarter and fiscal year ended Dec. 31, 2011.

Fourth Quarter 2011 Results
Revenue for the fourth quarter of 2011 was $21.2 million compared with $28.3 million in the third quarter of 2011. Total gallium arsenide (GaAs) substrate revenue was $11.1 million for the fourth quarter of 2011, compared with $18.7 million in the third quarter of 2011. Indium phosphide (InP) substrate revenue was $724,000 for the fourth quarter of 2011, compared with $1.5 million in the third quarter of 2011.  Germanium (Ge) substrate revenue was $3.0 million for the fourth quarter of 2011 compared with $3.0 million in the third quarter of 2011.   Raw materials sales were $6.4 million for the fourth quarter of 2011, compared with $5.1 million in the third quarter of 2011.

Gross margin was 36.9 percent of revenue for the fourth quarter of 2011. By comparison, gross margin in the third quarter of 2011 was 43.2 percent of revenue.

Operating expenses were $4.5 million in the fourth quarter of 2011, compared with $4.2 million in the third quarter of 2011.

Income from operations for the fourth quarter of 2011 was $3.3 million compared with income from operations of $8.1 million in the third quarter of 2011.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com

AXT, Inc. Announces Fourth Quarter and Fiscal 2011 Results
Feb 23, 2012

Net interest and other income for the fourth quarter of 2011 was $443,000, which included a foreign exchange loss of $150,000. This compares with net interest and other income of $459,000 in the third quarter of 2011, which included a foreign exchange gain of $180,000.

Net income in the fourth quarter of 2011 was $2.6 million or $0.08 per diluted share compared with net income of $6.5 million or $0.19 per diluted share in the third quarter of 2011.

Fiscal 2011 Results
For the fiscal year 2011, revenue was $104.1 million, a 9 percent increase from $95.5 million in fiscal year 2010.  Gross margin for fiscal year 2011 was 43.0 percent of revenue compared with 38.2 percent of revenue for fiscal year 2010.

Net income for fiscal year 2011 was $20.3 million or $0.61 per diluted share compared with net income of $18.7 million or $0.57 per diluted share for fiscal year 2010.

Management Qualitative Comments
“Our fourth quarter results came in sequentially lower and within the guidance range we provided in October,” said Morris Young, chief executive officer.  “However, despite near-term challenges, for 2011 as a whole, we posted the strongest fiscal year results in more than 10 years.  Revenue for the year was up 9 percent from the prior year, gross margin increased by nearly four hundred basis points and net income rose by approximately 9 percent.  In addition, we laid important groundwork to prepare our company for growth as we enter the next semiconductor cycle as well as increasing demand relating to a number of key secular trends that we play into.  Across our business, we placed great emphasis on diversification of our customer base with notable success in every product category.  We strengthened our sales presence and product specifications to enhance our participation in key geographic areas, such as China, Japan and Taiwan.  Further, we took a critical, measured step to ensure that we have the appropriate level of capacity at the right time to meet market demand as it increases over the next several years.  Throughout 2011, we carefully managed our expense levels and further improved our manufacturing and operating efficiency to keep pace with the pricing requirements of our customers and the sizeable fluctuations in raw materials costs.  I am pleased by the way our team executed on its mission in 2011 and believe that we are well positioned for continued growth in 2012.”

Outlook for First Quarter, Ending March 31, 2012
AXT estimates revenue for the first quarter for 2012 will be between $21 million and $24 million. The company estimates that net income per share will be between $0.07 and $0.11, which takes into account our weighted average share count of approximately 33.2 million shares.

Conference Call
The company will also host a conference call to discuss these results on February 23, 2012 at 1:30 p.m. PDT. The conference call can be accessed at (719) 325-2419 (passcode 8069419). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 8069419) until March 1, 2012. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

AXT, Inc. Announces Fourth Quarter and Fiscal 2011 Results
Feb 23, 2012

About AXT, Inc.
AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement
The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the first quarter of 2012, the current and long-term growth and trends in the demand for our products, our progress in our strategic plans, and the positioning of the company.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Revenue	$21,219	$26,866	$104,121	$95,493
Cost of revenue	13,386	16,169	59,339	58,998
Gross profit	7,833	10,697	44,782	36,495

Operating expenses:
Selling, general and administrative	3,851	4,167	14,836	13,972
Research and development	657	911	2,473	2,339
Total operating expenses	4,508	5,078	17,309	16,311
Income from operations	3,325	5,619	27,473	20,184
Interest income, net	190	37	449	53
Other income, net	253	385	696	2,462

Income before provision for income taxes	3,768	6,041	28,618	22,699
Provision for income taxes	162	646	2,795	2,323
Net income	3,606	5,395	25,823	20,376

Less: Net income attributable to noncontrolling interest	(1,040)	(496)	(5,503)	(1,723)
Net income attributable to AXT, Inc.	$2,566	$4,899	$20,320	$18,653

Net income attributable to AXT, Inc. per common share:
Basic	$0.08	$0.16	$0.63	$0.60
Diluted	$0.08	$0.15	$0.61	$0.57

Weighted average number of common shares outstanding:
Basic	31,992	31,061	31,872	31,008
Diluted	32,822	32,614	33,061	32,512

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AXT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31, 2011	December 31, 2010
Assets:
Current assets
Cash and cash equivalents	$26,156	$23,724
Short-term investments	14,486	17,251
Accounts receivable, net	17,966	23,076
Inventories	46,012	35,986
Prepaid expenses and other current assets	7,464	4,090
Total current assets	112,084	104,127

Property, plant and equipment, net	34,282	24,240
Other assets	16,122	11,884

Total assets	$162,488	$140,251

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$3,286	$7,094
Accrued liabilities	7,597	7,745
Total current liabilities	10,883	14,839

Other long-term liabilities	4,556	5,608
Total liabilities	15,439	20,447

Stockholders' equity:
Preferred stock	3,532	3,532
Common stock	191,586	190,053
Accumulated deficit	(62,157)	(82,477)
Other comprehensive income	5,814	4,652
Total AXT, Inc. stockholders' equity	138,775	115,760

Noncontrolling interest	8,274	4,044
Total stockholders' equity	147,049	119,804

Total liabilities and stockholders' equity	$162,488	$140,251